Exhibit (a)(7)
ImClone Systems
Incorporated

180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

Contacts:

Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
MEDIA@IMCLONE.COM
FOR IMMEDIATE RELEASE
ImClone Systems Announces Clearance of Tender Offer by German Federal Cartel Office
NEW YORK, November 17, 2008 — ImClone Systems Incorporated (NASDAQ: IMCL) today announced that on Monday, November 17, 2008, the German Federal Cartel Office (FCO) granted clearance for the acquisition of all of ImClone’s common stock at a price of $70.00 per share by Alaska Acquisition Corporation, a wholly-owned subsidiary of Eli Lilly and Company (NYSE: LLY), pursuant to the previously announced tender offer and Agreement and Plan of Merger. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on November 20, 2008.
The FCO’s clearance follows the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR). ImClone has now satisfied the conditions to the tender offer relating to obtaining all necessary approvals under applicable antitrust, competition or other similar laws. Consummation of the tender offer remains subject to the tender of a majority of the outstanding shares of common stock of ImClone on a fully diluted basis and the satisfaction of certain other conditions.
About ImClone Systems
ImClone Systems Incorporated is a fully integrated global biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. ImClone’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

Additional Information and Where to Find It
This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) that was filed by Eli Lilly and Company and Alaska Acquisition Corporation with the Securities and Exchange Commission (SEC) on October 14, 2008. In addition, on October 14, 2008, ImClone Systems Incorporated filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer, that should be read carefully before any decision is made with respect to the tender offer.
Investors and stockholders can obtain a free copy of these materials and other documents filed by Eli Lilly and Company, Alaska Acquisition Corporation and ImClone with the SEC at the website maintained by the SEC at www.sec.gov . The tender offer materials may also be obtained for free by contacting the information agent for the tender offer, Georgeson, at 212-440-9800 for banks and brokers and 1-800-262-1918 for stockholders and all others, or by writing to 199 Water Street, 26th floor, New York, NY 10038.
Forward-Looking Information
Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the Company’s ability to control or predict. For forward-looking statements in this news release, other than those statements that relate to the tender offer, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.